Exhibit 10.1

Third Amendment to the Co-Executive Chairman Compensation Plan

This Third Amendment (this “Amendment”) to the Co-Executive Chairman Compensation Plan between National Holdings Corporation, a Delaware corporation (the “Company”) and Robert B. Fagenson (the “Executive”), dated June 20, 2013, including the Annexes thereto, and as amended on June 6, 2014 and October 31, 2014 (the “Agreement”), is entered into and effective on the 1st day of October , 2015.

WHEREAS, the parties desire to amend the Agreement to extend the Term of the Agreement. Terms not otherwise defined herein shall have the meaning set forth in the Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     The Term of the Agreement shall end on December 31, 2015.

2.     The Term of the Agreement shall be extended for successive 30 day periods (“Additional Period”) after December 31, 2015 unless one of the parties to the Agreement, at least five days prior to the end of the then current Additional Period, advises the other party that he or it, as the case may be, no longer wishes to extend the Term of the Agreement.

3.     Executive’s Base Salary during the Term set forth herein shall be at the rate of $120,000 per year.

4.     Except as specifically amended hereby, the Agreement shall remain in full force and effect.

This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth below.

NATIONAL HOLDINGS CORPORATION

/s/ Mark Goldwasser
By: Mark Goldwasser
Its: President
Date: October 1, 2015

EXECUTIVE

/s/ Robert B. Fagenson
By: Robert B. Fagenson
Date: October 1, 2015